SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                      Date of Report: February 13, 2004
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
            (Exact name of Registrant as Specified in its Charter)

                                   New York
                           (State of Incorporation)

                                   0-18684
                           (Commission File Number)

                                  14-1626307
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                   (Address of Principal Executive Offices)

                                (845) 454-3703
                       (Registrant's Telephone Number)

Item 1-Item 4      Not Applicable.

Item 5 : Other Events.      Not Applicable.

Item 6      Not Applicable.

Item 7      Financial Statements and Exhibits.

                  (a),(b)

                  (c) Exhibits
                         (i) Press release dated February 13, 2004.

Item 8.      Not applicable.

Item 9.      Not applicable.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 3, 2004                     COMMAND SECURITY CORPORATION



                                           By: /s/ Graeme R. Halder
                                               Graeme R. Halder
                                            Chief Financial Officer

For Immediate Release   Contact: William C. Vassell      Donald Radcliffe
                                 Chairman & President    Radcliffe & Associate
                                 Tel: (845)454-3703      Tel: (212)605-0201



                           COMMAND SECURITY REPORTS
                         THIRD FISCAL QUARTER RESULTS

                      -   Breakeven Results
                      -   Revenues Increase 8.6% from prior Quarter
                      -   Reduced G & A Expense from prior year quarter


Lagrangeville, New York *** February 13, 2004 *** Command Security Corporation (OTCBB:CMMD) announced today its results for the third fiscal quarter ended December 31, 2003. For the quarter and nine months, the company reported net income of $25,134 and $137,364 respectively.

Due to the federalization of the pre-board screening business in November 2002, revenues for the quarter ending December 31, 2003 decreased by 1.7% to $20.6 million from the $21.0 million reported in the same period of the prior fiscal year. Excluding the pre-board screening revenues lost to federalization, revenue would have increased by 14.3% for the quarter, primarily related to additional revenue from the Aviation division from non-screening services and additional revenue in the Guard division reflecting revenue from strike-related work in California. Revenue for the quarter ending December 31, 2003 increased by 8.6% from the previous quarter marking the third consecutive quarter of revenue growth for the Company.

For the nine-month period ending December 31, 2003 revenue decreased by 26.8% to $56.2 million from the $76.7 million reported in the same period of the prior fiscal year. Revenue for the nine-month period increased by $6.8 million or 13.7% excluding the pre-board screening revenues reported in last year's revenues.

Gross profit for the quarter ending December 31, 2003 decreased to $2.8 million or 13.59% of revenue from the $3.6 million or 17.24% of revenue for the same period the previous year. Gross profit margins were adversely affected by the loss, due to federalization of pre-board screening activities which also impacted our unemployment rates. The Company's overall cost of workers compensation coverage was also adversely impacted by an unusually large claim.

For the nine-months ending December 31, 2003, the gross profit decreased to $8.5 million (15.22% of revenue) from $16.7 million or 21.74% of revenue.

General and administrative expense as a percentage of revenue for the quarter ending December 31, 2003 decreased to 13.29% from the 14.95% incurred in the same period of the prior fiscal year.

Commenting on the results of the quarter William C. Vassell, Chairman and President of Command, said "We continue to make good progress adding new business particularly in our Aviation Division. In addition we have stabilized revenue in our Guard Division after reduction over the past few years as we cancelled contacts that had unacceptable margin. We also have continued to maintain control of our general and administrative expenses. Unfortunately our results are still impacted by the federalization of our pre-board screening activities. We have been significantly impacted by an increase in unemployment rates as a result of the termination of many employees formerly engaged in these activities. We view this as a short-term aberration in the rebuilding of a substantial and profitable security company."

As part of the legislation that was passed in relation to the September 11 tragedy a restriction was placed on companies with a significant foreign ownership (defined as greater than 25%) from providing services on many security contracts in the US. This would include those issued by the Department of Homeland Security, as well as US airports when they have the right to opt out from federalization which is expected in November 2004. For this reason the Board of Reliance Security Group plc (a UK support services Company with a significant ownership interest in Command) has concluded that it is in the best interest of both Command and Reliance to sell its interest in Command in a private transaction. Reliance has instructed its advisors in the US to assist with the sale of its investment. A number of parties and financial institutions have expressed interest.

Mr. Vassell added, "We are investing approximately $200,000 per year supporting our attempt to secure contracts from the Department of Homeland Security and other government departments. In addition, with our experience and reputation in the Aviation division we believe that we will be a leading contender, beginning in November 2004, to secure screening contracts as airports are expected to opt out of the federal programs. Reliance deciding to sell its interest in Command will help the Company to move forward on these fronts. We are assisting Reliance in these efforts and hope that a transaction will be concluded in due course."



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




                                                COMMAND SECURITY CORPORATION



                                                 2003                 2002               2003             2002


Revenue                                   $20,609,953          $20,969,586        $56,167,214      $76,710,839

Operating profit                              149,210              316,847            508,022        5,236,371

Net Income                                     25,134              232,176            137,364        3,538,520

Preferred stock dividends                     (40,673)             (40,674)          (122,021)        (406,742)

Net income/(loss) applicable
  to common sstockholders                    $(15,539)            $191,502            $15,343       $3,131,778

Net Income/(loss) per common Share

         Basic                                  $0.00                $0.03              $0.00            $0.50

         Diluted                                $ N/A                $0.03              $0.00            $0.46

Weighted average number of
  common shares outstanding

         Basic                              6,287,343            6,287,343          6,287,343        6,287,343

         Diluted                                  N/A            7,601,970          6,333,565        7,749,783




About Command

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Massachusetts, Pennsylvania, Maryland and Oregon.

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.



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